Exhibit 10(u)

November 8, 2006

Mr. Nicholas S. Cyprus

518 William Street

Scotch Plains, NJ 07076

Dear Nick:

On behalf of General Motors, I am pleased to extend to you an offer of employment as Controller and Chief Accounting Officer—General Motors Corporation. This position reports directly to me in my capacity as Chief Financial Officer. The tentative start date is December 1, 2006. You will be located at our headquarters office in Detroit, Michigan. The terms of the offer are set forth on the attached “Overview of Total Compensation and Benefits” (the “Overview”).

As a GM executive in the United States, you will be entitled to the Corporation’s standard package of benefits and perquisites available to executives at your level as set forth in the Overview. Your participation in these plans, as well as any compensation plans will be controlled by the terms of those plans and they can be amended, changed or terminated at any time as applicable to similarly situated participants.

Please note that you will need to satisfactorily complete a physical examination, including a drug screening, at our medical department as well as a security screening before beginning formal employment at GM.

As a condition of your acceptance of our offer of employment, you will be required to execute the attached Compensation Statement.

We look forward to welcoming you to General Motors.

Sincerely,

/s/ Fredrick A. Henderson

Attachments

I accept this offer of employment with General Motors beginning December 1, 2006.

/s/ N. S. Cyprus	11/10/06
Name	Date

AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

DIRECT COMPENSATION	AMOUNT	COMMENTS
Annual Base Salary	$550,000	Merit increases as appropriate - next review in 2008.

Annual Incentive - Target Award* Guaranteed minimum bonus $300,000 for calendar year 2007 - paid in the first quarter 2008	$385,000	Target award (annual bonus) is 70% of annual base salary. Payment may vary from zero to an uncapped percentage of target based on Corporate, region and individual performance. The annual incentive is payable in cash lump sum during the first quarter following the performance year.

Total Annual Cash Compensation - at target	$935,000

2007-2009 Stock Performance Program Grant (SPP)*	$ 275,000 (9,167 shares)

Annual target value of grant. Will grant phantom GM Common stock for SPP plan (2007-2009) with a target value of $275,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash.

Phantom shares determined based on the average of GM Common stock price during the month of December 2006. For example at $30 share price - Number of shares - 9,167

Annual Cash-Base Restricted Stock Unit Grant*	$275,000 (9,167 shares)	Annual target value of grant. With an estimated share price of $30, the grant would be 9,167 shares in 2007. Grant will vest in equal installments over the three years from the date of the grant. Dividend equivalents will be paid on the unvested shares during the three year period. Value will be paid in cash. If you terminate employment prior to vesting, the grant will be forfeited.

Dividend Equivalents	$9,167	Forecast based on 9,167 shares shown above.

Annual Stock Option Grant*	$130,000 (13,000 shares)	Potential value est. $10.00 per share (not Black-Scholes), target award of 13,000 shares in the 2007 cycle. GM Common shares granted under option, based on market price at date of grant (granted during the first quarter). Exercisable in three annual installments - 33-1/3% one year after date of grant, 66-2/3% after two years and 100% after three years. Normally ten year option term. ISO’s granted to IRS maximum. If you terminate employment within one year after the date of exercise of any stock option, and you are employed by a competitor of the Corporation, you shall pay to the Corporation an among equal to any pre-tax gain from such exercise. This amount is due within 30 days following commencement of such employment.

Total Long Term Compensation -	$689,167

Total Annual Direct Compensation - at target	$1,624,167

*	Grant amounts and final awards subject to determination by the Executive Compensation Committee of the Board of Directors. Grants will be made timely in December 2006 or in early 2007 as applicable.

Incentive plans may be amended, changed or terminated at any time by the Committee.

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

Special Grants and Payments	AMOUNT	COMMENTS
2005-2007 Stock Performance Program Grant (SPP)* Full participation in plan granted	$200,000

Annual target share value. Will grant GM Common stock for SPP plan (2005-2007) with a target value of $200,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash. Phantom shares that form the basis for target value are determined based on the average of GM Common stock price during the month of December 2004.

Share price - $39.13 - Number of shares 5,112

2006-2008 Stock Performance Program Grant (SPP)* Full participation in plan granted	$225,000

Annual target share value. Will grant GM Common stock for SPP plan (2006-2008) with a target value of $225,000. Payout may vary from zero to 200% of target plus change in value of stock. Subject to a minimum corporate performance level (based on GM’s Total Shareholder Return relative to each company in the S&P 500). Following the end of the three year period, shares converted to cash including, accumulated dividends, and then paid in cash. Phantom shares that form the basis for target value are determined based on the average of GM Common stock price during the month of December 2005.

Share price - $21.13 - Number of shares - 10,649

2006 Annual Incentive Target*	$32,083 (One month target - assumes 12/01/06 start date)	Target award (annual bonus) is 70% of annual base salary. Payment may vary from zero to an uncapped percentage of target based on Corporate, region and individual performance. The annual incentive is payable in cash lump sum during the first quarter following the performance year.
Will be eligible for prorated 2006 AIP consideration based time worked at GM and on Corporate, region and individual performance.

Special Cash Payment*	$300,000

Payment of $300,000 paid within 30 days of hire. $100,000 of this special payment is granted to compensate for the loss of certain RSUs and Stock Options from IPG. Verification of this loss must be provided prior to payment.

Repayment is required if voluntary separation (other than for Good Reason) occurs within a period of 24-months from date of hire without the approval of the Corporation.

Legal and Financial Advisor Payment	$25,000	Will pay up to $25,000 for actual expenses incurred for legal and financial counsel regarding initial hiring agreement with GM.

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

Termination provision (Applicable only in your first 3 years of employment)	In the event your employment is terminated during the first 2 years of employment by the Company without Cause or by you for Good Reason, you will be provided an amount of severance pay equal to 1 year base salary and target Annual Incentive Plan bonus.

Amounts payable under this agreement as a result of a termination of employment shall be paid within 60 days of termination (separation from service), however, in the event you are a “specified employee” who meets the definition set forth under Section 409A of the Internal Revenue Code, such payment(s) shall be made following the expiration of six months from the date of separation (or, if earlier, death).	In the event your employment is terminated during the third year of employment by the Company without Cause or by you for Good Reason, you will be provided an amount of severance pay equal to your annual base salary.

During your first 3 years of employment, in the event your employment is terminated by the Company without Cause cause or by you for Good Reason, you will also be eligible for a prorated annual bonus for the year of termination based on corporate, operational and individual performance per Annual Incentive Plan provisions.

During your first 3 years of employment subject to all plan terms, other long-term incentive compensation grants would pay out as follows under this termination provision in the event your employment is terminated without Cause or by you for Good Reason:

Stock Performance Program Grant - eligible for award consideration based on months of active service (prorated) during the performance period - minimum of 12 months of work required during the period to vest any award.
Stock Options - may continue to exercise vested options for the earlier of the option term or 3 years. A minimum of 12 months must be worked before one-third of grant is vested.
Cash-Base Restricted Stock Units - eligible for prorated share of RSUs for months worked - must have 12 months of active service during vesting period to vest any award. Will prorate and pay out in accordance with plan vesting schedule.

With regard to your equity compensation, in the event of your termination as a result of your death or disability, you shall be entitled to the vesting and pay out treatment specified under the terms of the respective incentive plan.

For purposes of this agreement, termination for Cause means failure to follow the written legal and proper direction of a superior officer, willful misconduct of a nature that would not be viewed as insignificant by a typical member of the Southeast Michigan community, or gross negligence which is injurious to the Corporation or any of its subsidiaries in a degree that would not be viewed as insignificant by a typical member of the Southeast Michigan community.

N. Cyprus may terminate his employment with the Company for Good Reason by giving notice of the specific action deemed to constitute the Good Reason. A termination of employment governed by this agreement shall be effective on the 30th day following the date the notice is given, unless the Company resolves the issue(s) which gave rise to the claim of Good Reason prior to that date.

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

Termination provision (continued)	For purposes of this agreement, Good Reason shall mean the occurrence (without the Executive’s express written consent) of one of the following acts by the Company:
(1) a significant adverse change in the Executive’s authority, duties, responsibilities or position (including title, reporting level (to someone other than the CFO), and status as an executive officer under the Exchange Act). A change in person to whom (but not the position to which) the Executive reports does not constitute good reason.

(2) an individually targeted reduction in annual base salary or level of total incentive compensation opportunity (a proportionate reduction in compensation and / or incentive compensation opportunity applicable to you and your peers in the Senior Leadership Group based on business reasons or competitive pay benchmarking does not constitute Good Reason).

(3) relocation of the Executive’s principle workplace location from Southeast Michigan to another location outside of Southeast Michigan that is not to a major city that is a direct flight from Newark with approximately the same or shorter air travel time.

Any payment under the termination provisions of the overview is contingent on your execution of a release of claims in a form substantially similar to Exhibit A, your not acting in a manner inimical to the best interests of GM, and your continued compliance with your confidentiality and non-competition covenants with GM.

Any payment made to you pursuant to the termination provisions of this overview, will offset dollar for dollar any payment you otherwise become eligible to receive under any CIC agreement.

Special Equity Treatment

Subject to the approval of the Executive Compensation Committee at its December 4, 2006 meeting, solely for purposes of Section 5(c) of the 2002 Amended Stock Incentive Plan, you will be deemed to have “retired” if your employment is terminated without Cause, for Good Reason or for any reason (other than for Cause) after the third anniversary of your start date. In addition, solely for purposes of Section 5(d) of the amended Plan, during the first 3 years of employment any termination of your employment for Good Reason shall be treated as a termination without Cause with regard to your post-employment option exercise period.

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

BENEFIT PLANS	AMOUNT	COMMENTS
Flexible Compensation Payment	$1,900	Will receive a $1,900 cash lump sum payment, payable in March 2007, provided that such employee has a service date on or before January 1, 2007 and is on the active salaried roll as of January 15, 2007. Additionally, the executive has the option to purchase up to 5 days off at a cost of $175 per day which is deducted from the lump sum amount. This annual payment helps to offset employee paid costs related to health care, life insurance, supplemental extended disability benefits plus health and dependent care spending accounts. Spending accounts can be elected up to amounts of $5,000 each. Accounts are funded with pre-tax dollars deducted from the executive’s paycheck.

Life Insurance Coverage

-Basic Group Life Insurance	$400,000	Two times annual salary up to a maximum salary of $200,000. Company paid. All salaried employees qualify. There is imputed income on insurance over $50,000. Eligibility commences on the 1st of the third month following date of hire. (Assume hire date of 12/1/2006, eligible for life insurance 3/1/2007)

		Additional 50% of Basic Life Insurance is payable for accidental death while on company business.

		This benefit is not continued in retirement.

-Supplemental Life Benefit Plan (SLBP)	Part A $1,100,000 Part B $700,000

Two times annual salary (Part A) plus two times annual salary in excess of $200,000 (Part B). This benefit is continued in retirement providing you retire at or after age 62 with 10 years participation in the Salaried Retirement Program. Part A reduces to one time annual salary in retirement while Part B reduces at a rate of 2% per month down to an ultimate amount of 1.5% of the amount in force prior to retirement times years of participation. Company provided benefit applicable only to executives. Proceeds taxed as ordinary income to beneficiary. Eligibility commences on the 1st of the third month following date of hire.

(Assume hire date of 12/1/2006, eligible 3/1/2007)

Total Corporate Paid Life Insurance / SLBP	$2,200,000

-Optional Group Life Insurance	$3,300,000 (Maximum)	Up to 6 times annual base salary. Paid monthly by the executive. (Plan changing - up to 8 times annual base salary effective 1/1/07)
		$0.19 per $1,000 (age 50-54)
		$0.43 per $1,000 (age 55-59)

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

BENEFIT PLANS	AMOUNT	COMMENTS
-Dependent Group Life Insurance	$150,000	Cost of coverage for spouse
	Spouse (max.)	$0.24 per $1,000 (age 50-54)
$0.37 per $1,000 (age 55-59)

	$30,000	Cost of coverage for children
Child (max.)
$0.08 per $1,000 (any age)

Eligibility commences 1st of the third month following date of hire.
(Assume hire date of 12/1/2006, eligible 3/1/2007)

-Personal Accident Insurance	$1,000,000 max. (employee) $500,000 max. (spouse) $50,000 max. (each child)

Employee pays full cost of $0.011 per $1,000 per month each for employee and spouse coverage and $0.025 per $1,000 per month for child(ren) coverage. Minimum coverage $10,000 per person. Eligibility commences first of the third month following date of hire.

(Assume hire date of 12/1/2006, eligible 3/1/2007)

-Short Term Disability (Salary Continuation)	$45,833 per month	Benefit equals 100% of pay up to 12 months, provided that executive has attained one year of service otherwise time-for-time. Eligibility commences immediately.

-Long Term Disability (Extended Disability Benefit)	$27,500 per month

Benefit equals 60% of pay and is payable time-for-time up to a maximum of 5 years. Eligibility commences 1st day of the month following attainment of six months of continuous service. We will pay the 60% benefit for 5 years maximum (following commencement of employment) offset by any amounts paid under these programs. This promise is contingent on your enrolling in the SEDB (see below) when first eligible.

(Assume hire date of 12/1/2006, eligible for long term disability 6/1/2007)

-Supplemental Extended Disability Benefit (SEDB)	$27,500 per month	Benefit equals 60% of pay. Employee must elect this benefit when first eligible or may be required to provide proof of good health to enroll thereafter. SEDB will provide for additional disability benefits beyond expiration of corporate paid EDB until the earlier of (1) recovery, (2) death or (3) the later of age 65. (Cost is .0014 of 60% salary or $38.50 per month)

Enroll either upon hire (receipt of Flex kit) or during first annual Flex enrollment period (fall of 2007). Contributions and coverage do not commence until employee acquires 13 months of service.

- Supplemental Disability Income Protection Program (SDIP)		SDIP is provided to U.S. executives on a voluntary, self-pay basis by an outside vender - UnumProvident. It will supplement the EDB program by providing tax-free additional benefits based on your total base salary and your annual incentive plan compensation. The policy is fully portable. No increase in premiums until age 65. Eligible to enroll immediately. Have opportunity to convert this insurance to Long-Term Care insurance after age 60. Must enroll when first eligible or proof of good health may be required.

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas Cyprus

Controller and Chief Accounting Officer

BENEFIT PLANS	AMOUNT	COMMENTS
Health Care Hospital, surgical, dental, vision and prescription drugs		Various coverages available at employee election, including Basic Medical, Enhanced Medical, PPO, and HMO options. Plans have varying levels of monthly contributions, deductibles, co-pays, and out-of-pocket maximums. Includes no pre-existing condition exclusion. This benefit is not continued in retirement. Eligibility commences on the 1st of the third month following the date of hire. (Assume hire date of 12/1/2006, eligible for health care on 3/1/2007)

Personal Umbrella Liability Insurance	$5,000,000	Company-paid for executives only. Imputed income is assessed annually on this benefit. Current imputed income is $632.

Savings-Stock Purchase Program	$4,400 Maximum GM Contribution	Based on GM match of 50% on contribution up to 4% (eff. 1/1/07) of eligible monthly base salary up to $220,000 for 2006 (IRS limit). May defer up to $15,000 for 2006 (indexed) as pre-tax contributions (401K). Over 70 investment options are available in the S-SPP, including funds offered by Fidelity. Eligibility commences on the 1st day of the month following 6 months of service. Match may vary from time to time based on company performance.
Benefit Equalization Plan	$6,600	Since the executive’s S-SPP contributions are stopped due to IRS limits (at salary limit of $220,000 for 2006), the GM match continues to accrue to this plan on an unfunded, non-qualified basis. The “phantom” contribution is in GM Common Stock and is not available until the executive retires or mutually separates from GM.
“Phantom” contribution based on salary of:	$330,000

Post-retirement insurances	$2,200	An annual GM contribution of 1% of eligible monthly base salary up to the annual IRS limit ($220,000 for 2006) is provided for post-retirement insurances.

Benefits Equalization Plan	$3,300	Additionally, an annual GM contribution of 1% of base salary in excess of the compensation limit ($220,000 for 2006) is also provided for post-retirement insurances.

Salaried Retirement Program	$8,800	The qualified plan is a 4% Defined Contribution Plan - 4% of Base Salary up to the annual IRS limit ($220,000 for 2006) is contributed to the 401K plan. Vesting - program requires three-year cliff vesting.

Executive Retirement Program (ERP)	$13,200 (4% of base in excess of $220,000) $15,400 (4% of target bonus)

The non-qualified executive retirement plan is a 4% Defined Contribution Plan - 4% of Base Salary in excess of the compensation limit ($220,000 for 2006) and 4% of Annual Incentive Plan payout is contributed to the 401k plan. Vesting - 55 years old and 10 years of service.

Total value of retirement employer paid contributions is $53,900 per year.

Special Payments - Retirement make-up		Payments will be made on the following dates for the prior year: January 15, 2008, January 15, 2009 and January 15, 2010. Will also make an additional payment if the ERP Plan is not amended to allow earlier vesting.
For calendar year 2007	$36,000
For calendar year 2008	$30,500
For calendar year 2009	$30,500

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AMENDED OVERVIEW OF TOTAL COMPENSATION AND BENEFITS

Nicholas S. Cyprus

Controller and Chief Accounting Officer

OTHER BENEFITS		COMMENTS
Vacation/holiday	Five weeks vacation and GM paid holidays

Holidays include a shutdown between Christmas and New Years. One week vacation to be taken during the summer shutdown, if applicable. Eligibility for the full first year vacation based on date of hire.

There will be 16 holidays during the 2007 calendar year, including the week between Christmas and New Year’s Day.

Executive Company Vehicle Program		Executives may select a GM car or truck that will be rotated every six months. Fuel, insurance and license all are paid by the company. Imputed income is assessed (up to a cap of $55,999) and grossed up plus a $200 per month administration fee. Additionally, under the safe driving program, any DUI violation within 3 years prior to date of hire at GM will be reviewed and may result in suspension from the program. Further, any driving infraction, following date of hire, which results in a drivers license suspension or restriction may result in suspension from the program. You are required to purchase / lease a new vehicle once every four years. It is expected that you will fulfill this requirement within 6 months of hire.

Executive Physical		Age 50 and over - annually. Eligibility will commence in calendar year 2007. Covered by program provisions.

Financial Counseling Program

Financial counseling is provided to senior executives. This benefit is Corporate-paid on a year-by-year basis (no carryover) and includes up to $7,000 in the first year with lower costs in additional years. The executive is assessed imputed income on a portion of the cost of the program.

There is no reimbursement for tax preparation. Eligibility commences the first of the year following hire.

Stock Ownership Guidelines		Senior executives are expected to own GM common stock and formal ownership guidelines have been established for such positions. It is expected that you will achieve a level of holdings where the market value of your GM common stock is equal to 2 times your annual salary. This ownership requirement must be achieved within five years of hire.

Non-Compete Agreement		Included as part of the Compensation Statement.

The provisions of the benefits and incentive compensation plans (Annual Incentive, SPP, Stock Options) described in this document are covered solely by the individual plan documents. This is not a plan document. General Motors Corporation reserves the right to amend, change or terminate any program, benefit plan, policy or any element of compensation at any time. This document contains estimates only, it is not a contract and does not create or imply any guarantees. Errors will be corrected when found.

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